EXHIBIT 99.0


HIPSTYLE.COM  ANNOUNCES  NAME  AND  SYMBOL  CHANGE

REFLECTING NEW FOCUS ON SECURITY AND SURVEILLANCE TECHNOLOGIES AND SERVICES THROUGH PLANNED MERGER WITH CCS INTERNATIONAL, LTD. AND THEIR COUNTERSPY SHOPS RETAIL STORES

Miami,  FL.--(BUSINESS  WIRE)--March  26,  2002-


Security  Intelligence  Technologies,  Inc.  (formerly Hipstyle.com, Inc.) OTCBB
Symbol: SITG announces as of the open of market, Tuesday, March 26, 2002, the Company has changed its name to Security Intelligence Technologies, Inc. and has been assigned the new trading symbol ``SITG'' (formerly ``HPSY'') by the NASD.

As previously announced in our news release of March 5, 2002, the Company's concurrent name change and symbol change is in connection with the Company's anticipated merger with CCS International, Ltd. CCS designs, manufactures and/or distributes specialized equipment and solutions for security, surveillance, counter-surveillance, counter measures, privacy, home and personal protection as well as cellular monitoring and GPS tracking systems for governments and industry, through its network of worldwide distributors, its CounterSpy Shop retail stores, www.spyzone.com and its six international offices.

Mrs. Rebecca Farkas, President of SITG said, ``Because of recent world events our company made a timely and strategic decision to enter the security technology industry. After an extensive review of potential merger candidates in the space, we felt that CCS International was clearly the best choice because of the strength of the CounterSpy Shop brand, extensive global distribution network, the spyzone.com corporate website and the experience and caliber of their management team. We are excited about the name change and closing the pending merger with CCS."

About  CCS  International:

CCS International is a developer, manufacturer and marketer of leading edge solutions for surveillance, counter-surveillance, countermeasure and personal and home security. After identifying the need for security related products, CCS designs, manufactures and markets advanced proprietary systems worldwide through its wholesale division for governments and corporations and CounterSpy Shop retail stores, showrooms and offices located in New York, Miami, Beverly Hills, Washington DC, Hong Kong, Mexico City, Israel and London.

Safe  Harbor  Statement:

Statements in this press release that are not statements of historical or current fact constitute ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates," "will," or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

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Contact:

     Security  Intelligence  Technologies,  Inc.
     Rebecca  Farkas,  305-539-0900